K&L GATES LLP 1 PARK PLAZA TWELFTH FLOOR IRVINE, CA 92614 T +1 949 253 0900 F +1 949 253 0902 klgates.com

May 20, 2019
Evolus, Inc.
520 Newport Center Drive, Suite 1200
Newport Beach, CA 92660
Ladies and Gentlemen:
We have acted as counsel for Evolus, Inc., a Delaware corporation (the “Company”), in connection with the proposed offering and sale by ALPHAEON Corporation of up to 4,600,000 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share, pursuant to the Registration Statement on Form S-3 (No. 333-230466) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), by the Company on March 22, 2019, amended on April 10, 2019 and declared effective by the Commission on April 15, 2019, the related base prospectus dated April 15, 2019 (the “Base Prospectus”) and the prospectus supplement dated May 15, 2019 (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
You have requested our opinion as to the matters set forth below in connection with the Registration Statement, the Prospectus and the offering of the Shares thereunder. For purposes of rendering such opinion, we have examined (i) the Registration Statement, (ii) the Prospectus, (iii) the Company’s Amended and Restated Certificate of Incorporation, (iv) the Company’s Amended and Restated Bylaws, and (v) the records of corporate actions of the Company relating to the Registration Statement, the Prospectus and matters in connection therewith. We have also made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of officers of the Company. In rendering our opinion, we have also made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
Our opinion set forth below is limited to the Delaware General Corporation Law.
Based upon and subject to the foregoing, it is our opinion that the Shares have been validly issued and are fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to the reference to this firm in the Prospectus under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Yours truly,
/s/ K&L Gates LLP
K&L Gates LLP